Exhibit 10.2

HOST DIGITAL INC.

STANDALONE RESTRICTED STOCK AWARD AGREEMENT

Host Digital Inc., a Delaware corporation formerly known as Healthy Choice Wellness Corp. (the “Company”), hereby grants to the individual named below (the “Grantee”) the shares of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), described below (the “Restricted Shares”), on the terms of this Standalone Restricted Stock Award Agreement (this “Agreement”).

Grantee	[__________]
Grant Date	[__________], 2026
Restricted Shares	[__________] shares of Common Stock
Vesting Schedule	The Restricted Shares shall vest in full on November 30, 2026

1.	Background Matters. Reference is made to that certain letter agreement dated September 17, 2026 (the “Side Letter”) between the Company and Host Digital Infrastructure LLC, a Delaware limited liability company (“HDI”) relating to Section 7.5 of the Agreement and Plan of Merger dated May 27, 2026 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Healthy Choice Wellness Corp., a Delaware corporation (“Parent”), Healthy Choice Wellness II Corp., a Delaware corporation and wholly owned subsidiary of Parent, and HDI, the merger under which was consummated on September 17, 2026 (the “Merger”).

2.	Grant; Standalone Award; Side Letter. The Restricted Shares are granted as a standalone award and are governed solely by this Agreement, it being understood that the Grantee is an “Employee Grant Recipient” under the Side Letter. The Grantee acknowledges and agrees (a) that this grant under this Agreement, and the terms and conditions thereof, including the vesting terms herein, satisfy in full the Company’s obligations under Section 7.5 of the Merger Agreement and the Side Letter with respect to the Grantee, and (b) that the Grantee has no further rights, as a third-party beneficiary or otherwise, with respect to the employee grants contemplated by Section 7.5 of the Merger Agreement and the Side Letter (the “Employee Grants”).

3.	Vesting; No Forfeiture. The Restricted Shares shall vest and become non-forfeitable in accordance with the Vesting Schedule above. Except with respect to the Grantee’s voluntary resignation of employment from the Company and its subsidiaries or involuntary termination of employment for cause from the Company and its subsidiaries (as determined by the Committee (as defined below) in good faith (each, a “Forfeiture Termination”)), vesting is not otherwise conditioned on the Grantee’s continued employment or service with the Company or any subsidiary. In the event of the Grantee’s Forfeiture Termination, the Restricted Shares and all of the Grantee’s rights to receive or retain the Restricted Shares shall be immediately forfeited without consideration and without any further action by either party hereto.

4.	Transfer Restrictions; Legends; Stockholder Rights. Unvested Restricted Shares may not be sold, assigned, pledged or otherwise transferred except by will or the laws of descent and distribution; any attempted transfer in violation hereof is void. Vested Restricted Shares are “restricted securities” transferable only in compliance with the Securities Act of 1933 (the “Securities Act”), state law, the Company’s insider trading policy (if any and as such policy may be in effect from time to time) and, if applicable, Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Restricted Shares shall bear customary legends and stop-transfer notations referencing this Agreement and the Securities Act; the former shall be removed upon vesting and satisfaction of any and all tax withholding requirements hereunder, the latter upon registration or the Company’s receipt of evidence reasonably satisfactory to it that an exemption is available. The Grantee shall have the rights of a stockholder, including voting rights; cash dividends on unvested Restricted Shares shall be accrued without interest and paid within 30 days after the underlying shares vest, and any shares or other property distributed on the Restricted Shares shall be subject to the same restrictions. The Compensation Committee of the Company’s Board of Directors (the “Board”) or, if the Board so determines, the Board (as applicable, the “Committee”) shall equitably adjust the Restricted Shares for any stock split, reverse stock split, recapitalization, merger or similar change in the Company’s capital structure.

5.	Securities Law Representations. The Grantee represents and acknowledges that: (a) the Restricted Shares have not been registered under the Securities Act or any state law, are issued in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, must be held indefinitely unless registered or exempt, and are subject to the limitations of Rule 144 (including those applicable to “affiliates,” which the Grantee may be), and the Company has no obligation to make Rule 144 available, whether or not the Restricted Shares are vested; (b) the Grantee is either (i) an “accredited investor” under Rule 501(a) of Regulation D or (ii) a person with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of holding the Restricted Shares and protecting the Grantee’s own interests, and can bear the economic risk of a complete loss for an indefinite period; (c) the Grantee has had access to the Company’s public filings and the opportunity to ask questions of management, has relied solely on the Grantee’s own investigation and advisors, and understands that the Company makes no representation as to the value of the Common Stock, an investment in which involves a high degree of risk; and (d) the Grantee is acquiring the Restricted Shares for the Grantee’s own account for investment and not with a view to distribution, and not as a result of any general solicitation. The Company has agreed to register the Restricted Shares in accordance with the Registration Rights Agreement, dated October 1, 2026, by and among the Company and certain shareholders of the Company.

6.	Tax Matters.

(a)	Section 83(b) Election. The Grantee may, in the Grantee’s sole discretion, elect under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in income for the Grantee’s 2026 taxable year the Fair Market Value of the Restricted Shares as of the grant date set forth in the table above (the “Grant Date”). For purposes of this Section 6(a), “Fair Market Value” means, as of the Grant Date, the closing price of a share of Common Stock on the NYSE American (or such other national securities exchange on which the Common Stock is then principally listed) on such date or, if such date is not a trading day, on the last preceding trading day. If the Grantee so elects, the Grantee shall file the election with the Internal Revenue Service within 30 days after the Grant Date, deliver a copy to the Company within five days after filing, and satisfy the related withholding by making a payment to the Company in an amount equal to the required withholding amount as determined by the Committee in good faith. The Grantee acknowledges that the election is irrevocable, that no refund or deduction is available if any Restricted Shares are later cancelled pursuant to Section 3, that the Grantee alone is responsible for timely filing, and that the Grantee has been advised to consult the Grantee’s own tax advisor.

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(b)	Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to this Agreement, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

i.	tendering a cash payment.

ii.	authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Shares; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum/maximum amount of tax required to be withheld by law.

iii.	delivering to the Company previously owned and unencumbered shares of Common Stock.

If the Grantee shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee or to take such other action as may be necessary to satisfy such withholding obligations.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(c)	General. All tax consequences of the Restricted Shares are the Grantee’s responsibility, and the Company makes no representation regarding them. The Restricted Shares are intended to be a transfer of restricted property under Section 83 of the Code and exempt from Section 409A of the Code.

7.	Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement, if any payment, benefit or distribution to or for the benefit of the Grantee, whether pursuant to this Agreement or otherwise (the “Covered Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Covered Payments shall be (a) reduced (but not below zero) to the minimum extent necessary so that no portion thereof is subject to the Excise Tax, or (b) paid in full subject to all applicable taxes, whichever of clause (a) or (b) results in the greater after-tax benefit to the Grantee. In no event shall the Company or any affiliate be obligated to pay, gross up or indemnify the Grantee for any Excise Tax; provided that clause (b) shall not apply to Covered Payments that are contingent upon the Merger, which shall be reduced as provided in clause (a). Any reduction shall be made in a manner intended to comply with Section 409A of the Code, and any reduction applied to the Restricted Shares shall be effected by forfeiture of the Restricted Shares scheduled to vest latest in time. All determinations under this Section 7 shall be made by an independent accounting, consulting or law firm selected mutually and reasonably by the Company and the Grantee (the “280G Advisor”), whose determinations shall be final and binding; the 280G Advisor may make reasonable assumptions and interpretations concerning Sections 280G and 4999 of the Code, shall take into account, to the maximum extent permitted by law, the value of reasonable compensation for services rendered or to be rendered by the Grantee (or for refraining from performing services, including under any restrictive covenants), and shall make any determinations required under this Section 7 on a consolidated basis with any similar determinations required under any other agreement between the Grantee and the Company or any of its affiliates, so that the Covered Payments are reduced only once and in a consistent manner. The Grantee shall furnish such information as the 280G Advisor reasonably requests, and the Company shall bear the 280G Advisor’s fees.

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8.	Clawback; No Right to Continued Service. The Restricted Shares and any proceeds thereof are subject to the Company’s Policy for the Recovery of Erroneously Awarded Incentive Compensation and any other clawback policy adopted by the Company, including as required by Section 10D of the Exchange Act and applicable listing standards, and the Grantee agrees to repay any amounts required thereunder. Nothing herein confers any right to continued employment or service or limits the right of the Company or any subsidiary to terminate the Grantee’s service at any time. The Restricted Shares are a one-time grant and shall not be counted as compensation for purposes of any benefit plan.

9.	Miscellaneous. The Committee shall administer and interpret this Agreement, and its good-faith determinations are final and binding. This Agreement constitutes the entire agreement of the parties regarding the Restricted Shares and supersedes any provisions of the Merger Agreement and the Side Letter relating thereto. This Agreement may be amended only in a writing signed by both parties, except that the Committee may amend it without consent to make adjustments under Section 4, to comply with law, exchange rules, Section 409A or Section 280G of the Code or any clawback policy, or in a manner not materially adverse to the Grantee. This Agreement shall be binding on the parties hereto and their successors, heirs and permitted assigns, and the Company may assign this Agreement to any successor to all or substantially all of its business or assets. This Agreement is governed by the internal laws of the State of Delaware, and the parties submit to the exclusive jurisdiction of the state and federal courts in Delaware and waive trial by jury. Notices made under this Agreement shall be delivered in writing to the Company at its principal executive offices, Attention: Chief Financial Officer, and to the Grantee at the address in the Company’s records. Any invalid provisions under this Agreement shall be modified, without the consent of the Grantee, to the minimum extent necessary and the remainder enforced. This Agreement may be executed in counterparts and electronically. By signing below, the Grantee confirms having read this Agreement, having had the opportunity to consult the Grantee’s own legal, financial and tax advisors (including regarding the Section 83(b) election), and accepting the Restricted Shares on these terms.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has executed this Agreement, in each case as of the Grant Date.

COMPANY

HOST DIGITAL INC.

By:
Name:
Title:

GRANTEE:

Name:

[Signature Page to Standalone Restricted Stock Award Agreement]